Exhibit 10.9

The Online Store Agreement
(electronic edition)

Platform (hereinafter referred to as the “Platform”) provides services according to The Online Store Agreement (hereinafter referred to as the “Agreement”), which has the effect of contract. When opening the store service, please read this Agreement carefully, review and accept or reject this Agreement.

I. Confirmation and Entry into Force of this Agreement

1. If you choose to open the store service, it means that you have fully read, understood and fully agreed to enter into this Agreement with the Platform, and you are voluntarily bound by the terms of this Agreement. According to the development of the Internet and the changes of relevant laws and regulations in People’s Republic of China (PRC). Platform will constantly improve the service quality, revise the service terms accordingly, and make reasonable changes to the service content, duration and cost. Platform has the right to update this Agreement at any time without further notice. In case of any inconsistency between the current general store service content and VIP store service content of Platform and the description of our staff, the description of this Agreement and the Online VIP Store Service Contract (see the website agreement page for details) shall prevail. The expression of your rights and obligations shall be subject to the latest terms of service. If you don’t agree with the modification of the terms, it will not affect the assumed responsibilities and obligations; If you continue to visit or use Platform and store services after the terms are changed, it will be deemed that you have accepted the modification of this Agreement.

2. Please read this Agreement carefully when you choose to open the store service.

3. When you open the store service, it means that you have carefully read this Agreement and fully accepted all the terms under this service agreement. Once you have read and agreed to this Agreement, this Agreement will take effect immediately.

4. Once you use ordinary store services, you will be deemed to be a natural person with full civil rights and full capacity for civil conduct, and be able to bear civil liabilities independently in accordance with the laws of PRC, and you know and fully agree with all the service agreements of the Platform and all the contents of this service agreement, as well as any amendments made by Platform to the website service agreement and this service agreement at any time.

5. Matters not agreed in this service agreement shall be subject to other service agreements on the Platform.

II. Rights and obligations

1. When you open the general store services, it means that you promise not to include any unqualified content that is untrue, violates national laws, regulations, social ethics, infringes on the rights and interests of the third party and does not conform to the regulations of Party B’s website, and ensure that the information submitted is true, accurate, timely, detailed and complete. Otherwise, EPWK has the right to delete or refuse to include it.

2. You promise that any information in the stores of EPWK website and its linked websites will not infringe the legitimate rights and interests of the third party. If the third party asks EPWK to delete the disputed information on its website on the grounds that the legitimate rights and interests have been infringed and after providing preliminary evidence, we have the right to delete the disputed information after notifying you and will not be liable for breach of contract. After verification, if you belong to the innocent party, we will restore your information; if you belong to the innocent party, we will not restore the deleted information.

3. You agree that Platform has the right to use the facts and successful cases of your service on Platform for free.

4.Platform promises to open ordinary store services after you submit perfect personal information according to Platform’s requirements.

5. If the service is stopped due to the third party’s reasons or your own reasons, the service will be automatically terminated, and Platform will not assume any responsibility.

Ⅲ. Real-name Authentication

1. Whether you are an individual, an individual industrial and commercial household or a legal entity, you need to carry out the corresponding real-name authentication before making any transaction on EPWK.

2. Real-name authentication information includes real information such as the operator’s identity, address, contact information and administrative license.

3. For personal real-name authentication, you should submit your real ID card information according to the procedures, protect the front and back of your ID card, and bind the mobile phone number corresponding to your ID card information.

4. For real-name authentication of enterprises, it is necessary to submit the enterprise name, business license photos, real ID card information of the legal representative, and the mobile phone number corresponding to the ID card information, etc. according to the procedures.

5. At the same time, individuals and enterprises should submit corresponding qualification certificates of skills corresponding to your store.

6. Operators who do not need to register according to Article 10 of the Electronic Commerce Law of the People’s Republic of China shall truthfully publicize the following self-declaration, actual business address, contact information and other information, or the link mark of this information, according to the type of their actual business activities: “(3)Individuals who use their own skills to engage in convenience labor activities that do not need permission according to law do not need to register as market entities according to law “; (4) Individuals who engage in sporadic small-amount transactions do not need to register as market entities according to law.” According to the above laws and regulations, you will recognize that our company can automatically add the corresponding self-declaration according to your store type from the day you open the store.

7. You agree that our company will regularly check and update the real-name authentication information of your store.

IV. Liability for Breach of Contract

1. If you violate this Agreement and publish any untrue content, which violates national laws, regulations, social ethics, and other unqualified contents that do not conform to the rules and regulations of EPWK website, EPWK has the right to cancel the agreement and ask you to compensate for the losses.

2. If you use EPWK website to engage in illegal activities, Platform has the right to terminate this Agreement and ask you to compensate for the losses.

3. If you are complained by others or unilaterally judged by us when using ordinary store services, the information you provide to the Platform is untrue or your motivation and behavior intention violate this Agreement, we have the right to directly block your account and delete the untrue information without notifying you in advance. At the same time, we will give you a written or oral notice and ask you to submit the relevant certification information within the specified time limit. After receiving our written and oral notice, you must submit the above-mentioned specified certification materials within the notice period, otherwise we have the right to terminate your membership and directly and permanently prevent you from using all or part of the services without notifying you again. We will not take any responsibility for any loss you suffer in this situation and will not compensate for any loss.

4. If you are complained by others or unilaterally judged by us when using ordinary store services, and you disclose any false information about the Platform or any behavior that damages the reputation of the Platform, we have the right to terminate your membership and directly and permanently prevent you from using all or part of the services. We will not take any responsibility for any loss suffered by you in this situation, and we have no obligation to return the “VIP Store” service fee you have paid (whether in whole or in part). At the same time, it reserves the right to pursue legal responsibility from you.

5. If you cause losses to the third party due to the above behavior, Platform will not be liable. At the same time, you will be required to compensate for the losses suffered by Platform due to the third party’s rights protection, including but not limited to all litigation costs, reasonable lawyer fees, transportation fees and other expenses incurred by Platform in resolving disputes.

V. Confidentiality clause

1. Platform will take all possible measures to protect your user data and personal information. However, due to technical limitations, Platform can’t completely guarantee that all your private communications and other personal data will not be leaked through the channels not listed in this Agreement. At the same time, Platform is obliged to provide users’ personal data to judicial organs and government departments according to relevant legal requirements. If your information is leaked due to the above reasons, Platform will not be responsible for this.

2. Platform reserves the right to use the summary statistical information. On the premise of not disclosing your user privacy information, Platform has the right to analyze your user database and make commercial use of it.

VI. Force Majeure

1. Force Majeure refers to any event which is beyond the control of one or both parties to this Agreement, unforeseeable or foreseeable but unavoidable, and which occurs after the effective date of this Agreement and prevents one or both parties from performing this Agreement in whole or in part. Force majeure includes, but is not limited to, strikes, explosions, fires, floods, earthquakes and other natural disasters and wars, public disorder, vandalism, expropriation, confiscation, government sovereign acts, etc.

2. In view of the special nature of the Internet and e-commerce, the exemptions of both parties also include, but are not limited to, the following situations that affect the normal operation of the network: (1) hacking, computer virus intrusion or attack; (2) The computer system is damaged, paralyzed or unable to be used normally, resulting in the loss of information or records; (3) Significant impact caused by technical adjustment in telecommunications sector; (4) Temporary closure due to government control, etc.

VII. Termination

1. This Agreement shall come into effect automatically from the date when you open the ordinary store, and shall be terminated from the date when the termination matters agreed by both parties occur.

VIII. Others

1. Any disputes arising from this Agreement and its performance by both parties shall be submitted to Xiamen Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration award is final and binding on both parties.

2. This rule shall be implemented as of the date of promulgation.